Exhibit 99.77(q)(1)

ITEM 77Q-1 - Exhibits

(e)(1) Investment Management Agreement between ING Series Fund, Inc. and ING Investments, LLC dated May 7, 2013 and effective June 12, 2013 with respect to ING Global Target Payment Fund – Filed herein.

(e)(2) Sub-Advisory Agreement between ING Investments, LLC and ING Investment Management Co. LLC dated May 7, 2013 and effective June 12, 2013 with respect to ING Global Target Payment Fund – Filed herein.